WELSBACH
Holdings

Dated as of 8 April 2021

Strictly Private & Confidential

Mr. Mark Saxon
President & CEO
Medallion Resources Ltd
1160-595 Howe Street
Vancouver, BC V6C 2T5
CANADA

CONDITIONAL ENGAGEMENT LETTER TO COLLABORATE IN INDONESIA

Dear Mark,

Thank you for your 23 March 2021 letter regarding collaborating on a monazite mineral sand processing facility in Indonesia and connected activities.

As discussed, we understand that the goal (the "Transaction") for Medallion Resources Ltd ("Medallion") is to form an Indonesian base for monazite mineral sands processing, with the capacity to expand to a market leading scale by drawing on both local and imported materials, with the assistance of Welsbach Holdings Pte Ltd ("Welsbach").

Welsbach strongly believes we are the right local partner for Medallion, and that together we can deliver the right outcome for Medallion's expansion plans, coupled with a strong ESG branding.

Welsbach is confident we can deliver:

- Memorandum of Understanding ("MOU") from the appropriate Indonesian State Owned Enterprise / Large Corporation ("SOE/LC") for Medallion via its upcoming Indonesian subsidiary to permit, build and operate a mineral sand monazite processing facility in Indonesia
- Above MOU leading to a Binding Agreement
- Establish a strong ESG branding, involve the appropriate government entity regarding proper storage of thorium for future use
- Solicit third parties for a portion of the funding required; we will target highly reputable, local sources of funding, which will signal to the foreign funding markets that this is a good investment opportunity
- Identify trustworthy, responsive and capable local service providers for the project
- Provide the appropriate interface with Indonesian counter-parties to ensure proper corporate governance in all aspects of the project on an on-going basis
- Assist with the appropriate on the ground partnership in all phases of winning the project, securing permitting, and then funding, building and operating the plant

105 Cecil Street• #13-00 The Octagon • Singapore 069534. Tel: +65 6978 7988 • Web: www.welsbach.holdings

1.0 Welsbach Engagement Services:

Step One: Welsbach to bring appropriate Indonesian SOE/LC on board to select Medallion as MOU (or similar type of non-binding agreement or non-binding expression of intention) counter-party to permit, fund, build and operate a mineral sand monazite processing facility in Indonesia.

Step Two: Once the MOU is signed, Welsbach assists Medallion on the ground in Indonesia to fulfil the MOU terms leading to a binding Agreement with the SOE/LC.

Step Three: Once the Binding Agreement is signed between the SOE/LC and Medallion, Welsbach will assist Medallion and the SOE/LC on the ground in Indonesia to fulfil the Binding Agreement.

The terms for the Binding Agreement for the Joint Venture with the SOE/LC shall include, on a "best efforts" basis from Medallion and Welsbach, the following:

- Local Medallion Subsidiary Company (the local Indonesian entity which is an owner of the Joint Venture with the SOE/LC pursuant to the Binding Agreement) ownership split: 80% Medallion and 20% Welsbach.
- In the event it is required for Indonesian SOE/LC or other party to become an investor, Medallion and Welsbach to be diluted equally from SOE/LC or other party equity interest.

2.0 Fees and Economics for Welsbach

Medallion shall pay to Welsbach a US$7,500 per month Retainer upon signing this Conditional Engagement Letter ("CEL").

If an MOU (or similar type of non-binding agreement or non-binding expression of intention in connection with the Indonesian parties introduced by Welsbach) has not been signed within 180 calendar days of the date of this Engagement Letter, the monthly Retainer payment is terminated and Medallion and Welsbach shall discuss to renegotiate the monthly Retainer fee amount.

Upon Medallion signing the MOU (or similar type of non-binding agreement or non-binding expression of intention in connection with the Indonesian parties introduced by Welsbach), then within 15 business days Medallion shall deliver 1 (one) million options at the lowest price available to Medallion on the basis of TSX Venture Exchange rules and regulations, no lower than 95% of the market price on the date of issuance and not higher than equal to the market price on the date of issuance. In addition, upon Medallion signing the MOU (or similar type of non-binding agreement or non-binding expression of intention in connection with the Indonesian parties introduced by Welsbach), Medallion shall provide the exclusive right for Welsbach to complete a C$5mm equity financing in Medallion with warrants and finders fees to be agreed on money raised, with such right to terminate 180 days after the signing of the MOU if the equity financing has not been completed by that time. Such right, if terminated, can be renewed upon mutual consent of both Parties. In the event of such an equity financing, Medallion shall retain the right to present a "President's List" of existing shareholders or associates comprising offers to participate in

105 Cecil Street• #13-00 The Octagon • Singapore 069534. Tel: +65 6978 7988 • Web: www.welsbach.holdings

no more than 25% of the total financing. Fees shall not be payable to Welsbach from the President's List.

Upon Medallion signing the Binding Agreement to permit, fund, build and operate a mineral sand monazite processing facility in Indonesia, Medallion shall have the option to purchase 10% of the Local Medallion Subsidiary Company from Welsbach (and if Welsbach owns less than 20%, then the option is for 1/2 of the Welsbach ownership) for a limited period, for 4 million fully paid common shares of Medallion.

Additionally, Medallion shall provide to Welsbach a "First Right of Refusal" to arrange all subsequent financings related to the operation of a mineral sand monazite processing facility in Indonesia for a period for 24 months from signing of the Binding Agreement, at the request of Medallion.

3.0 Disbursements

Medallion shall reimburse Welsbach for all reasonable out of pocket expenses incurred in connection with the Engagement provided that Welsbach shall not incur any expense without obtaining the prior written approval from Medallion. Welsbach shall provide all invoices or other records of such expenses. Payment of reimbursable costs is to be made within 14 days of the end of the month in which records of such expenses were provided.

All invoices will be issued via email to the accounts department or other nominated recipient of Medallion. Invoices are to be paid by way of electronic funds transfer.

4.0 No Liability

Welsbach provides no representation or warranty that the Engagement Services will result in a successful outcome for Medallion and accepts no liability or responsibility for an unsuccessful outcome. This limitation of liability is subject to any claim or loss incurred by Medallion to the extent that the claim or loss has arisen from negligence, willful misconduct, dishonesty, breach of law, material breach of contract or fraud by Welsbach.

Subject to the below, Medallion agrees to indemnify and hold Welsbach harmless against:

- any and all claims, damages, demands or proceedings brought or made or alleged(or threatened to be brought or made or alleged) in any jurisdiction (whether or not successful, compromised or settled) as a result of the provision of the Engagement Services (collectively, "Claims"), against Welsbach; and

- any reasonable losses, liabilities, costs, charges or expenses reasonably sufferedor incurred by Welsbach, except lost profits (collectively, "Losses") including, without limitation, all losses (including legal costs) suffered or incurred in connection with investigating,responding to, preparing for or defending any Claim, whether or not in connectionwith pending or threatened litigation to which Welsbach is a party, in connection with or arising from the Engagement Services.

Medallion shall not be responsible for any Claim or Loss to the extent that the Claim or Loss has arisen directly or indirectly from gross negligence, willful misconduct, dishonesty,

breach of law, material breach of contract or fraud by Welsbach.

5.0 Relationship and Region

Both parties are exclusive to each other for a Transaction of this nature and resource type in Indonesia.

6.0 Term and Trailing Fees

a) Term

This CEL shall commence for a minimum three (3) months on the date of acceptance byMedallion ("Minimum Engagement Period") and continue until terminated in accordance with this clause 6 ("Term").

Either party, after the end of the Minimum Engagement Period, may terminate this CEL without cause upon 30 calendar days' prior written notice to the other party ("Termination without Cause").

Either party ("Terminating Party") may terminate this CEL immediately by written notice to the other party ("Defaulting Party") in the event of a material breach of this CEL by the Defaulting Party, which if capable of remedy, is not remedied to the reasonable satisfaction of the Defaulting Party within 7 days of the provision of notice of the breach by the Terminating Party to the Defaulting Party ("Termination for Cause").

Upon termination (whether a Termination without Cause or a Termination for Cause), Medallion must pay or deliver all outstanding fees and economics (pursuant to clause 2) and reimbursable costs (pursuant to clause 3) due to Welsbach up to (and including) the date of termination.

This CEL shall terminate upon the completion of the two following conditions: A.) Medallion's execution of a Binding Agreement to permit, fund, build and operate a mineral sand monazite processing facility in Indonesia; and, B.) Medallion's fulfillment of any accrued payment or other compensation obligations pursuant to Clause 2.0.

b) Trailing Fees

The below applies in the event that this CEL is terminated as a result of a Termination without Cause by Medallion, or a Termination for Cause by Welsbach.

If Medallion completes any transaction within two (2) years after the expiry of the Term with any Introduced Party (any Party to which Welsbach introduces Medallion in connection with this Transaction or CEL), then Medallion shall pay to Welsbach, and Welsbach shall beentitled to, all fees and economics that would have been paid under this CEL notwithstanding its termination.

7.0 Confidentiality

Medallion and Welsbach agree to hold the existence and terms of this CEL in strict confidence and neither shall divulge Confidential Information to any other party unless (1)

required by law, (2) the rules of the TSX Venture Exchange, (3) a judicial processor with consent from the other Party or (4) disclosure of Confidential Information by Welsbach is necessary or desirable in order for Welsbach to perform the Engagement Services.

Confidential Information means the confidential information of a party which relates to the existence of and terms of any transaction documents and includes information relating to the make-up and specification of Medallion's business, the personnel, policies, operations, assets, liabilities, or business strategies of a party or the terms upon which is being supplied.

It excludes any information that:

a) is in the possession of the receiving party without obligation of confidence atthe time of receipt from the other party;
b) is independently developed by the receiving party;
c) becomes publicly available without breach of this agreement;
d) is rightfully received from a third party without obligation of confidence;
e) is released for disclosure by the owner of the information or with its written consent; or
f) is provided to external parties pursuant to a bona fide due diligence review.

8.0 Non-solicitation & non-circumvention

During the Term until the date falling two (2) years after the termination of this CEL howsoever arising, Medallion shall not (and shall procure that its officers, directors, agents, associates and any related parties shall not) directly or indirectly, personally or through others, solicit or attempt to solicit (on Medallion's own behalf or on behalf of any other person or entity) the employment of any employee of Welsbach or any of Welsbach' affiliates, without the prior written approval of Welsbach.

9.0 Entire Agreement

This CEL constitutes the entire agreement between Medallion and Welsbach as to its subject matter and in relation to that subject matter, supersedes any prior understanding or agreement between Medallion and Welsbach.

10.0 Severability

If any provision of this Engagement Letter is determined to be invalid or unenforceable in whole or in part, that invalid or unenforceable provision will be severed and the remaining provisions of this Engagement Letter will continue in full force and effect.

11.0 Governing Law and Jurisdiction

This CEL is governed by the laws of British Columbia and the federal laws of Canada applicable in British Columbia, without giving any effect to conflicts of laws principles. In litigation arises from this agreement, the courts of British Columbia have exclusive

jurisdiction with respect to such litigation.

12.0 Counterparts

This CEL may be executed in any number of counterparts.

On behalf of Welsbach, I very much look forward to working with you. For the record I would be grateful if, on behalf of Medallion Resources Ltd you would confirm that you accept the terms of the Conditional Engagement Letter to Collaborate in Indonesia by signing and returning it to me.

Yours sincerely,

Daniel Mamadou

(authorized signatory)

Agreed: Medallion Resources Ltd agrees to the appointment of Welsbach Holdings Pte Ltd on, and accepts, the terms of this letter.

Signature

MARK SAXON

Print Name

8TH APRIL 2021

Date